Exhibit 99.1

March 26, 2018

Dear ACCO Brands Shareholder:
Over the past several years, we have transformed ACCO Brands through acquisitions, divestitures, product and brand investments and a diversification of our customer base and sales channels. In 2011, we were primarily an office products manufacturer with a majority of our sales going to traditional North American office products retailers, dealers, wholesalers, and contract stationers. With the successive acquisitions of Mead Consumer and Office Products, Pelikan Artline, and Esselte, we’ve greatly expanded our global footprint, meaningfully grown our portfolio of well-known end-user-demanded brands, enhanced our competitive position in winning channels, added new product categories outside the traditional office products space, and built larger scale to leverage costs.
2017 was a culmination of this strategic work, and likely the most successful year in our recent history. Sales increased 25% to $1.95 billion, driven by acquisitions. Earnings per share were up 37% to $1.19 per share from $0.87 last year. Cash from operations of $205 million was up 23% from last year, a record high for the company. We strengthened our competitive positions in Australia and Europe through strategic acquisitions, with the bulk of the Esselte acquisition synergies still expected to be realized in 2018 and 2019. We also improved gross margins and meaningfully reduced post-acquisition debt.
In light of our financial results, and the confidence our board has in our ability to sustain and further improve our performance, we have initiated a quarterly dividend program, with a dividend of $0.06 per share to be delivered to shareholders beginning in the first quarter of 2018. Over the last several years we have deployed our cash flow to organically invest in the business, de-lever, make acquisitions, and repurchase shares. We will continue with those initiatives, and are adding the dividend program as an incremental element to capital allocation. We’re very excited about this important milestone in our history as a public company.
After a terrific 2017, I believe our business is financially stronger and strategically better positioned for sustained profitable growth than ever before. I look forward to reporting on our continuing success in the months and years to come, and I appreciate your continuing support as a shareholder of ACCO Brands Corporation.

Sincerely,
Boris Elisman
Chairman, President and Chief Executive Officer

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